EXHIBIT 21.1

SUBSIDIARIES

Biometrica Systems, Inc., a New Hampshire corporation

Imaging Automation, Inc., a Delaware Corporation

Trans Digital Technologies Corporation, a Delaware corporation

Viisage Technology AG, a German corporation